Exhibit 5.1

[Letterhead of Leggett & Platt, Incorporated]

May 8, 2008

Board of Directors

Leggett & Platt, Incorporated

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), and in such capacity I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Securities Act”), to register 6,000,000 shares of the Company’s Common Stock, par value $0.01 per share, and associated preferred stock purchase rights (the “Shares”) and Stock Units convertible into Shares to be offered or sold pursuant to the Company’s Flexible Stock Plan, as amended and restated effective May 8, 2008 (the “Plan”).

I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein. I have assumed the genuineness of all signatures on all documents examined by me, the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

On the basis of the foregoing, I am of the opinion that when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act, and the Shares and Stock Units have been issued in accordance with the terms of the Plan, then:

1.	the Shares will be legally issued, fully paid and nonassessable; and

2.	the Stock Units will constitute valid, binding obligations enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained such documents, if any, may be limited by applicable federal or state law and consideration of public policy.

This opinion is not rendered with respect to any laws other than the laws of the State of Missouri.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares and Stock Units. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Yours truly,

/s/ ERNEST C. JETT
Ernest C. Jett
Senior Vice President, General Counsel and Secretary